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                                                                    EXHIBIT 23.2


The Board of Directors and Stockholders
Intelligent Life Corporation:

We consent to incorporation by reference in the registration statement (No. 333-74291) on Form S-1 of Intelligent Life Corporation of our report dated July 23, 1998, relating to the balance sheet of Intelligent Life Corporation as of June 30, 1997, and the related statements of operations, redeemable stock and stockholders' equity (deficit), and cash flows for the two years then ended, which report appears in the December 31, 1998, transition report on Form 10-K of Intelligent Life Corporation.


                                   Thomas & Clough Co., P.A.

Palm Beach, Florida
July 9, 1999